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[HOMESEEKERS.COM LOGO]                  CORPORATE HEADQUARTERS:

                                        6490 S. MCCARRAN, SUITE D-28
                                        RENO, NV  89509
                                        775-827-6886
                                        775-827-8182 FAX



COMPANY CONTACT:                           INVESTOR RELATIONS CONTACT:

Steven Hightower                           LKS Consulting (303) 790-8042
Executive VP (714) 993-4295 ext. 513       Phil Worack
StevenHightower@HomeSeekers.com            lksconsulting@plusten.net


                HOMESEEKERS.COM SECURES PREFERRED STOCK FINANCING

RENO, NEVADA - June 7, 2001. HomeSeekers.com (NASDAQ: HMSK), a leader in online real estate technology and services, has entered into a Securities Purchase Agreement with E-Home.com, Inc. d/b/a HomeMark, a privately owned Texas corporation. Subject to approval of the stockholders of the Company and subject to the satisfaction of certain terms and conditions in the Securities Purchase Agreement, HomeMark has agreed to purchase from the Company, in a series of transactions scheduled from July 2001 through March 2002, an aggregate of 5,000,000 shares of Series A Preferred Stock (the "Preferred Stock") at a cash purchase price of $4.00 per share, or $20 million. Each share of the Preferred Stock is convertible into 20 shares of unregistered Common Stock of the Company after a period of 24 months, or an aggregate of 100,000,000 shares of Common Stock. Upon conversion, this would represent an ownership of the Common Stock of the Company of approximately 61% on a fully diluted basis. Each share of Preferred Stock will be entitled to immediate voting rights of 20 shares of Common Stock, representing a current voting interest of approximately 68% based on the currently issued and outstanding shares of Common Stock of the Company. The Preferred Stock will pay a cumulative dividend of 15% in cash or common stock based on the $4.00 per share cash price, as declared by the Board of Directors of the Company. The Company may redeem the Preferred Stock at any time prior to conversion at a cash price of $4.00 per share. In addition to the cash purchase price, HomeMark will assign and contribute to capital $80 million of prepaid advertising owned by HomeMark in a national print publication, or an additional $16.00 per share for the Preferred Stock. This advertising will be used in marketing and other business expansion programs of the Company. The financial reporting treatment of the prepaid advertising has not been determined by the Company.


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Concurrent with the Securities Purchase Agreement, the Company and HomeMark
entered into short-term loan agreements whereby HomeMark agreed to advance to the Company up to $2 million. The loans are secured by certain assets of the Company. The Company received the first loan advance of $500,000 on June 6, 2001, which is payable September 30, 2001. A second loan advance of $500,000 is scheduled for June 19, 2001 and is payable December 31, 2001. The second advance and any additional advances under the loan agreements are contingent upon the needs of the Company.

Pursuant to the Securities Purchase Agreement, the Board of Directors of the Company increased the number of board members from 5 to 9 and appointed to the Board of Directors of the Company four new members who had been recommended by HomeMark. The four new members of the Board are: Joseph Harker, Chief Executive Officer of HomeMark; Ted C. Jones Ph.D., Chief Economist and Head of Investor Relations of Stewart Information Services, the parent company of Stewart Title Guaranty; James Sherry, industry consultant and former CEO of Interealty; and Thomas Chaffee, CEO of Chaffee Interactive, a technology consulting firm.

About HomeSeekers.com, Incorporated

HomeSeekers.com, Incorporated is a leading provider of technology to the North American and International real estate industries. The Company provides technology solutions and services targeted to brokers, agents, Multiple Listing Services (MLS), builders, consumers and others involved in the real estate industry. Product and service offerings can be viewed at the Company's primary website, http://www.homeseekers.com.

This press release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on HomeSeekers.com's current expectations, assumptions, estimates, and projections about the Company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of risks and competitive and other factors. These factors, along with other potential risks and uncertainties are discussed in HomeSeekers.com's reports and other documents filed with the Securities and Exchange Commission.